Exhibit 10.1

AMENDMENT NO. 2

TO

EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) dated as of August 8, 2013 amends the Employment Agreement between MeetMe, Inc. (f/k/a Quepasa Corporation), a Delaware corporation (the “Company”), and Geoff Cook (“Employee”) dated as of July 19, 2011, as amended on March 6, 2013 (the “Agreement”). Capitalized terms not otherwise defined herein have the meanings assigned to them in the Agreement.

1.	Termination by Employee. Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

“6.     TERMINATION BY EMPLOYEE. Employee may terminate this Agreement for Good Reason. As used herein “Good Reason” means the occurrence of one or more of the following, without Employee’s prior written consent:

a.     A material diminution by the Company of Employee’s authority, duties or responsibilities;

b.     A material change in the geographic location at which Employee must perform services under this Agreement (which, for purposes of this Agreement, means a relocation of the offices of the Company at which Employee is principally employed to a location more than 75 miles from the location of such offices immediately prior to the relocation);

c.     A material diminution in Employee’s base compensation (other than an overall Company reduction of compensation affecting all other senior level employees of the Company, pari passu); or

d.     Any action or inaction that constitutes a material breach by the Company of this Agreement;

provided that, within 90 days following the first occurrence of any such event or condition, Employee shall have given written notice of termination to the Company in accordance with Section 20 of this Agreement and the Company shall not have cured the event or condition within 30 days after such notice of termination is given.

If the Company does not cure the event or condition constituting Good Reason within 30 days following Employee’s notice thereof, Employee’s resignation for Good Reason shall be effective no later than the day immediately following the 120th day following the initial occurrence of the event or condition constituting Good Reason set forth in Employee’s notice.”

2.	Bonus. The third and final sentence of Section 4.b of the Agreement is hereby deleted in its entirety and replaced with the following:

“In addition, Employee shall participate in the management bonus program established by the Company (the “Management Bonus Program”) with an annual targeted bonus equal to no less than 85% of the Chief Financial Officer of the Company’s bonus under the Management Bonus Program for the applicable year, to be paid in the equivalent value of fully-vested options to purchase shares of the Company’s common stock and/or shares of the Company’s common stock, provided that if and to the extent that the Chief Financial Officer’s bonus is paid in cash, Employee's bonus shall also be paid in cash.”

3.	Code Section 409A. A new Section 28 is hereby added to the Agreement to read in its entirety as follows:

“28.     CODE SECTION 409A. This Agreement is intended to comply with Code Section 409A and its corresponding regulations, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from Code Section 409A under the “short term deferral” exemption, to the maximum extent applicable, and then under the “separation pay” exemption, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A, to the extent applicable. As used in the Agreement, the term “termination of employment” shall mean Executive’s separation from service with the Company within the meaning of Code Section 409A and the regulations promulgated thereunder. In no event may Executive, directly or indirectly, designate the calendar year of a payment. For purposes of Code Section 409A, each payment hereunder shall be treated as a separate payment and the right to a series of payments shall be treated as the right to a series of separate payments. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Code Section 409A.”

4.

Ratification of Agreement. Except as expressly set forth in this Amendment, the Agreement is hereby ratified in full and shall, as changed by this Amendment, remain in full force and in effect in accordance with its terms.

5.

Execution and Delivery. This Amendment may be executed and delivered originally or electronically and in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument.

WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

COMPANY:

MEETME, INC.

/s/ David Clark

By: David Clark

Title: Chief Financial Officer

EMPLOYEE:

/s/ Geoff Cook

Geoff Cook

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